As filed with the Securities and Exchange Commission on June 9, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________

Alliance Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	31-1429215 (I.R.S. Employer Identification No.)
3075 Loyalty Circle Columbus, Ohio 43219 (Address of Principal Executive Offices, including Zip Code)
Alliance Data Systems Corporation
2020 Omnibus Incentive Plan
(Full title of the plan)

Joseph L. Motes III
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
 (214) 494-3000
(Name and address, including zip code and telephone
number with area code, of agent for service)

With a copy to:
Seth R. Molay
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201-2481
(214) 969-4780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧	Accelerated filer □
Non-accelerated filer □	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
□

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share (“common stock”)	2,400,000	$53.56	$128,544,000.00	$16,685.01

(1)
Issuable upon the exercise of options, the vesting of restricted awards or the exercise or vesting of certain other awards pursuant to the Alliance Data Systems Corporation 2020 Omnibus Incentive Plan.  Pursuant to Rule 416(a), this Registration Statement also includes an indeterminable number of additional shares of common stock that may become issuable pursuant to the antidilution adjustment provisions of the plan.

(2)
Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sales prices of Alliance Data Systems Corporation's common stock on June 3, 2020, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) of Alliance Data Systems Corporation will be sent or given to our officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated by reference in this Registration Statement:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 6, 2020.

(3)	The following Current Reports on Form 8-K filed since December 31, 2019 (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K):

•	Our Current Report on Form 8-K filed on January 3, 2020.
•	Our Current Report on Form 8-K filed on January 30, 2020, reporting items 8.01 and 9.01.
•	Our Current Report on Form 8-K filed on February 7, 2020.
•	Our Current Report on Form 8-K filed on February 20, 2020.
•	Our Current Report on Form 8-K filed on April 8, 2020.
•	Our Current Report on Form 8-K filed on April 23, 2020, reporting items 8.01 and 9.01.

(4)	Our Annual Report on Form 11-K for the year ended December 31, 2019 filed May 20, 2020.

(5)
The description of the common stock contained in our registration statement on Form 8-A12B, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 15, 2000, as amended in our registration statement on Form 8-A12B/A filed with the SEC on June 1, 2001.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our third amended and restated certificate of incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of our corporation shall be liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our third amended and restated certificate of incorporation provides that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of our corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of our corporation, or is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or in a similar capacity with another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs), actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, to the fullest extent permitted by any applicable law. Under certain circumstances, expenses must be advanced to directors and officers, and may be advanced to other indemnitees. Directors and officers are required to provide us with an undertaking to repay the advance if it is ultimately determined that such person is not entitled to be indemnified by us.

Our fifth amended and restated bylaws further provide that any person entitled to indemnification will only be indemnified if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our fifth amended and restated bylaws further provide that we will indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our corporation to procure a judgment in our favor by reason of the fact that such person is or was a director, officer, employee or agent of our corporation, or is or was serving at our request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense (including attorney’s fees) which the Court of Chancery of Delaware or such other court shall deem proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or any claim, issue or matter therein, such person shall be indemnified by us against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Unless ordered by a court, we can only indemnify a person if it is authorized after a determination has been made that the person has met the proper standard of conduct set forth in our bylaws. These determinations shall be made, with respect to a person who is a director or officer at the time of the determination (1) by a majority of the vote of directors who are not parties to the action, or a committee thereof, (2) under certain circumstances, by independent legal counsel in a written opinion or (3) by our stockholders.

Additionally, we have entered into indemnification agreements with each of our current directors and officers.  These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted by Delaware law. These agreements provide that we indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy that we may choose to maintain.

On September 11, 2014, we entered into an Agreement and Plan of Merger, or the merger agreement, with Conversant, Inc. and Amber Sub LLC, which at the time was our direct wholly-owned subsidiary, pursuant to which agreement, on December 10, 2014, Conversant, Inc. merged with and into Amber Sub LLC, with Amber Sub LLC continuing as the surviving company and at the time was our direct wholly-owned subsidiary (now known as Conversant LLC). Under the merger agreement, for six years after the effective time of the merger, we are required to cause the surviving company in the merger, and the surviving company is required, to maintain the indemnification, advancement of expenses and exculpation rights existing in favor of present and former directors, officers or employees of Conversant, Inc. and its subsidiaries as contained in Conversant, Inc.'s organizational documents (and Conversant, Inc.'s subsidiary organizational documents)  in effect at the time of the merger or indemnification agreements in effect on September 11, 2014.

The merger agreement also requires that the surviving company will, and we will cause the surviving company to, maintain in effect for six years from the effective time of the merger directors' and officers' liability insurance on terms at least as favorable to these individuals as Conversant, Inc.'s directors' and officers' liability insurance policies then in effect with respect to events occurring at or prior to the effective time of the merger, provided that the annual premium does not exceed 250% of the then-current annual premium paid by Conversant, Inc.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibits
4.1	Description of Registrant’s Common Stock (incorporated by reference to Exhibit No. 4.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2020, File No. 001-15749).

4.2
Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2016, File No. 001-15749).

4.3
Fifth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant's Current Report on Form 8-K filed with the SEC on February 1, 2016, File No. 001-15749).

4.4
Specimen Certificate for shares of Common Stock of the Registrant (incorporated by reference to Exhibit No. 4 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2003, File No. 001-15749).

4.5	Alliance Data Systems Corporation 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement dated April 23, 2020).

*5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 filed herewith).

*24.1	Powers of Attorney (included on signature pages hereto).
_______________________________
*Filed herewith.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on June 9, 2020.

ALLIANCE DATA SYSTEMS CORPORATION

By:  /s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Alliance Data Systems Corporation hereby constitute and appoint Ralph J. Andretta and Joseph L. Motes III, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including pre- and post-effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the listed capacities on the date indicated:

Name	Title	Date

/s/ Ralph J. Andretta Ralph J. Andretta	Director, President and Chief Executive Officer (principal executive officer)	June 9, 2020

/s/ Timothy P. King Timothy P. King	Executive Vice President and Chief Financial Officer (principal financial officer)	June 9, 2020

/s/ Laura Santillan Laura Santillan	Senior Vice President and Chief Accounting Officer (principal accounting officer)	June 9, 2020

/s/ Roger H. Ballou Roger H. Ballou	Director	June 9, 2020

/s/ Rajesh Natarajan Rajesh Natarajan	Director	June 9, 2020

/s/ John C. Gerspach, Jr. John C. Gerspach, Jr.	Director	June 9, 2020

/s/ Timothy J. Theriault Timothy J. Theriault	Director	June 9, 2020

/s/ Laurie A. Tucker Laurie A. Tucker	Director	June 9, 2020

/s/ Sharen J. Turney Sharen J. Turney	Director	June 9, 2020